EXHIBIT 17.2

RESIGNATION

Board of Directors

INFANTLY AVAILABLE, INC.

100 Adriana Louise Drive, Woodbridge,

Ontario, Canada , L4H 1P7

Dear Sirs:

I, Nopporn Sadmai, Secretary of the Company do hereby resign as Secretary of the Company such resignation to be effective immediately.

Dated: April 28, 2014

/s/ Nopporn Sadmai_

Nopporn Sadmai